FORM 4
                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

| |     Check this box if no longer subject
        to Section 16.  Form 4 or Form 5
        obligations may continue.  See
        Instruction 1(b).


        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*/ 2. Issuer Name and Ticker or Trading    / 6. Relationship of Reporting Person(s) to Issuer
                                        /    Symbol                               /              (Check all applicable)
                                        /                                         /
                                        /                                         /     X   Director            ___  10% Owner
                                        /    Humboldt Bancorp ("HBEK")            /    ___  Officer             ___  Other
                                        /                                         /         (give title below)       (specify below)
                                        /                                         /
Angell,       Ronald          F.        /                                         /
----------------------------------------/---------------------------------------- /-------------------------------------------------
(Last)        (First)       (Middle)    / 3. IRS Identification/ 4. Statement for / 7. Individual or Joint/Group Filing
                                        /    Number of         / (Month/Day/Year) /    (Check Applicable Line)
c/o Humboldt Bancorp                    /    Reporting Person, /                  /
2998 Douglas Blvd., Suite 330           /    if an entity      /    01/16/03      /     X  Form filed by One Reporting Person
----------------------------------------/    (Voluntary)       /------------------/
(Street)                                /                      / 5. If Amendment, /    ___ Form filed by More than One Reporting
                                        /                      / Date of Original /        Person
                                        /                      / (Month/Day/Year) /
Roseville,              CA     95661    /                      /                  /
--------------------------------------- /                      /                  /
(City)                (State)  (Zip)    /                      /                  /
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                           TABLE I - NONDERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title     /2.Trans-   /2A. Deemed   /3.Transaction/4. Securities Acquired (A) or     /5. Amount of /6. Ownership / 7. Nature of
   of        /  action   /    Execution/  Code       /   Disposed of (D) (Instr. 3,     / Securities  /   Form:     /    Indirect
  Security   /  Date     /    Date, if /  Instr. 8)  /   4 and 5)                       / Beneficially/   Direct (D)/    Beneficial
  (Inst.3)   /(Mo/Day/Yr)/    any      /             /                                  / Owned       /   or        /    Ownership
             /           / (Mo/Day/Yr) /------------------------------------------------/ Following   /   Indirect  /
             /           /             / Code /  V   /   Amount   /(A) or (D)/  Price   / Reported    /   (I)       /    (Instr. 4)
             /           /             /      /      /            /          /          / Trans-      /             /
             /           /             /      /      /            /          /          / action(s)   /   (Instr.4) /
             /           /             /      /      /            /          /          /(Inst. 3 & 4)/             /
====================================================================================================================================
Common Stock   1/16/03         -          M            1,124           A        $2.63
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Common Stock   1/16/03         -          M            5,315           A        $2.63     24,041             D             N/A
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Common Stock                                                                               3,360             I       By Margaret
                                                                                                                     Angell IRA
                                                                                                                     Smith Barney
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Common Stock                                                                              74,293             I       By KEOGH Morgan
                                                                                                                     Stanley Dean
                                                                                                                     Witter
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                           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                      (e.g., puts, calls, warrants, options, convertible securities)
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1.          / 2.      /3.      /3A. Deemed/4.Trans-/5. Number of/6. Date         /7. Title and   /8.      /9.      /10.     /11.
Title of    / Con-    /  Trans-/ Execution/ action / Derivative / Exercisable    /   Amount of   / Price  / Number / Owner- /Nature
Derivative  / version / action / Date, if / Code   / Securities / and Expiration /   Underlying  /   of   /   of   / ship   /of
Security    /   or    / Date   / any      /        / Acquired   / Date           /   Securities  / Deriv- / Deriv- / Form of/In-
(Instr. 3)  / Exercise/ (Month// (Month/  /(Inst.8)/ (A) or     /                /               / ative  / ative  / Deriv- /direct
            / Price of/  Day/  /  Day/    /        / Disposed of/(Month/Day/Year)/(Instr. 3 & 4) / Secu-  / Secu-  / ative  /Bene-
            /   of    /  Year) /  Year)   /        / (D)        /                /               / rity   / rities / Secu-  /ficial
            / Deriv-  /        /          /        /            /                /               /        / Benefi-/ rities /Owner-
            / ative   /        /          /        /(Inst.3,4,5)/                /               /(Inst.4)/ cially / Benefi-/ship
            / Secu-   /        /          /--------/------------/----------------/---------------/        / Owned  / cially /
            / rity    /        /          /Code/ V / (A) / (D)  / Date   / Expir-/ Title /Amount /        /Follow- / Owned  /(Inst.
            /         /        /          /    /   /     /      / Exer-  / ation /       / or    /        /ing     /        / 4)
            /         /        /          /    /   /     /      / cisable/ Date  /       /No. of /        /Reported/(Inst.4)/
            /         /        /          /    /   /     /      /        /       /       /Shares /        /Trans-  /        /
            /         /        /          /    /   /     /      /        /       /               /        /actions /        /
            /         /        /          /    /   /     /      /        /       /               /        /(Inst.4)/        /
====================================================================================================================================
Stock         $2.63    1/16/03      -       M       1,124       11/10/94 11/10/04 Common  1,124       -
Options                                                                           Stock
(Right to
Buy)
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Stock         $2.63    1/16/03      -       M       5,315       12/31/94 12/31/04 Common  5,315       -    43,373      D       N/A
Options                                                                           Stock
(Right to
Buy)
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Explanation of Responses:

(1) Signed by R. Blair Reynolds pursuant to power of attorney.



                                                                                   /S/ RONALD F. ANGELL(1)              1/17/03
                                                                                   --------------------------------     ----------
                                                                                   Ronald F. Angell                     Date



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.